Exhibit 5.1

13 August 2026	Our Ref: ME/kg/M6113-151627

MeiraGTx Holdings plc
c/o Walkers Corporate Limited
190 Elgin Avenue
George Town
Grand Cayman KY1-9008
Cayman Islands

Dear Addressees

MEIRAGTX HOLDINGS PLC

We have been asked to provide this legal opinion to you with regard to the laws of the Cayman Islands in connection with the registration by MeiraGTx Holdings plc (the "Company"), of 1,000,000 ordinary shares with a nominal value of $0.00003881 per share in the capital of the Company (the "Shares") for issuance under the MeiraGTx Holdings plc 2026 Employment Inducement Award Plan (the "Plan"), under the United States Securities Act of 1933, as amended (the "Securities Act") and pursuant to the terms of the Registration Statement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals, copies or translations of the documents listed in Schedule 1.

We are Cayman Islands Attorneys at Law and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of the Cayman Islands, as at the date hereof, we give the following opinions in relation to the matters set out below.

1.	The Company is an exempted company duly incorporated with limited liability, validly existing under the laws of the Cayman Islands and in good standing with the Registrar of Companies in the Cayman Islands (the "Registrar").
2.	The Shares have been duly authorised by all necessary corporate action of the Company, and upon the issue of the Shares (by the entry of the name of the registered owner thereof in the Register of Members of the Company confirming that such Shares have been issued and credited as fully paid), delivery and payment therefor by the purchaser in accordance with the Memorandum and Articles (as defined in Schedule

Walkers

190 Elgin Avenue, George Town

Grand Cayman KY1-9001, Cayman Islands

T +1 345 949 0100 F +1 345 949 7886 www.walkersglobal.com

WALKERS	Page 2

1) and the Plan and in the manner contemplated by the Registration Statement and the Prospectus (as each term is defined in Schedule 1), the Shares will be validly issued, fully paid and non-assessable (meaning that no additional sums may be levied in respect of the Shares on the holder thereof by the Company).

The foregoing opinions are given based on the following assumptions.

1.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Documents and the Resolutions (each as defined in Schedule 1) are genuine and are those of a person or persons stated therein. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a complete and accurate translation of the original document they purport to translate. The Documents conform in every material respect to the latest drafts of the same produced to us and, where provided in successive drafts, have been marked up to indicate all changes to such Documents.
2.	The Memorandum and Articles (as defined in Schedule 1) will be the memorandum and articles of association of the Company in effect at the time of the issue of the Shares.
3.	We have relied upon the statements and representations of directors, officers and other representatives of the Company as to factual matters.
4.	The Company will receive consideration in money or money’s worth for each Share when issued, such price in any event not being less than the stated par or nominal value of each Share.
5.	The Resolutions (defined in Schedule 1) are and shall remain in full force and effect and have not been and will not be rescinded or amended.
6.	Each of the Registration Statement and the Plan (including each grant notice and agreement issued pursuant thereto) will be duly authorised, executed and delivered by or on behalf of all relevant parties prior to the issue of the Shares and will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under all relevant laws (other than the laws of the Cayman Islands).
7.	The power, authority and legal right of all parties under all relevant laws and regulations (other than the Company under the laws of the Cayman Islands) to enter into, execute and perform their respective obligations under the Documents.
8.	All preconditions to the issue of the Shares under the terms of the Plan will be satisfied or duly waived prior to the issue of the Shares and there will be no breach of the terms of the Plan.
9.	There is nothing under any law (other than the laws of the Cayman Islands) which would or might affect any of the opinions set forth above.

Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing (as defined in Schedule 1) issued by the Registrar. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as amended) of the Cayman Islands (the "Companies Act") on the date of issue of the certificate if all fees and penalties under the

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Companies Act have been paid and the Registrar has no knowledge that the Company is in default under the Companies Act.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Cayman Islands counsel to the Company, in the Registration Statement.

Yours faithfully

Walkers (Cayman) LLP

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SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 1 May 2018, Amended and Restated Memorandum and Articles of Association as adopted on 19 June 2019 (the "Memorandum and Articles"), Register of Members, Register of Directors and Officers and Register of Mortgages and Charges, in each case, of the Company, copies of which have been provided to us by its registered office in the Cayman Islands or in the case of the Register of Members by the Company’s registrar.
2.	The Cayman Online Registry Information System (CORIS), the Cayman Islands' General Registry's online database, searched on 12 August 2026.
3.	A copy of a Certificate of Good Standing dated 12 August 2026 in respect of the Company issued by the Registrar (the "Certificate of Good Standing").
4.	Copies of the executed written resolutions of the Directors of the Company dated 10 June 2026 (the "Resolutions").
5.	Copies of the following documents (the "Documents"):
(a)	the Registration Statement on Form S-8 filed on 13 August 2026 by the Company with the United States Securities and Exchange Commission registering the Shares under the Securities Act (as filed and amended, the "Registration Statement");
(b)	the Plan; and
(c)	such other documents as we have deemed necessary to render the opinions set forth herein.